Exhibit 5.1

David Peinsipp

T: +1 415 693-2000

dpeinsipp@cooley.com

May 10, 2021

Kodiak Sciences Inc.

1200 Page Mill Road

Palo Alto, California 94304

Ladies and Gentlemen:

You have requested our opinion, as counsel to Kodiak Sciences Inc., a Delaware corporation (the “Company”), with respect to certain matters in connection with the filing by the Company of a Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission, including a related prospectus filed with the Registration Statement (the “Prospectus”), covering the registration for resale of up to 14,029,951 shares of the Common Stock, $0.0001 par value, of the Company on behalf of certain selling stockholders, including 13,879,952 currently outstanding shares of Common Stock (the “Shares”) and up to 149,999 shares of Common Stock (the “Warrant Shares”) issuable upon the exercise of certain warrants held by such selling stockholders (the “Warrants”).

In connection with this opinion, we have examined and relied upon the Registration Statement, the Prospectus, the Warrants, the Company’s Amended and Restated Certificate of Incorporation, as amended, its Amended and Restated Bylaws, and the originals or copies certified to our satisfaction of such records, opinions, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials and the due authorization, execution and delivery of all documents by all persons other than the Company where authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the federal laws of the United States of America and the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that (i) the Shares have been validly issued and are fully paid and nonassessable, and (ii) the Warrant Shares, when issued and sold in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.

101 CALIFORNIA STREET, 5TH FLOOR, SAN FRANCISCO, CA 94111 T: (415) 693-2000 F: (415) 693-2222 WWW.COOLEY.COM

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Cooley LLP

By:	/s/ David Peinsipp
David Peinsipp

101 CALIFORNIA STREET, 5TH FLOOR, SAN FRANCISCO, CA 94111 T: (415) 693-2000 F: (415) 693-2222 WWW.COOLEY.COM